Exhibit 10.2

RENEWAL REVOLVING PROMISSORY NOTE

$4,000,000.00	Dated as of May 1, 2006

For value received, on April 30, 2007, Enpath Medical, Inc, a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Four Million and no/100 Dollars ($4,000,000.00) or, if less, the aggregate unpaid principal amount of Advances made by the Bank to the Borrower pursuant to the Loan Agreement (as defined below); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.25% above LIBOR (as defined in the Loan Agreement). Interest shall be due and payable on the last day of each calendar month starting on May 31, 2006. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR.

All Advances made by the Bank to the Borrower pursuant to the Loan Agreement and all principal payments made by the Borrower on this Note shall be recorded by the Bank.

This Note is the Revolving Note referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of October 13, 2003, as amended (the “Loan Agreement”) between the Borrower (under its former name of MedAmicus, Inc.) and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.

This Note is a renewal and replacement of a $4,000,000.00 promissory note dated as of March 31, 2005 from the Borrower to the Bank which prior note remains unpaid but the principal balance of which has been incorporated into this Note.

Enpath Medical, Inc.

By
Its